Exhibit 10.2

Written description of the loan agreement with Andrejs Levaskovics

Loan Agreement Between:

Andrejs Levaskovics and Brista Corp.

Terms of the Loan Agreement:

1.

Mr. Levaskovics has provided and may provide additional Loans to Brista Corp. from time to time to pay for company’s expenses.

2.

The Loans are non-interest bearing and payable to Mr. Levaskovics upon demand.

3.

Mr. Levaskovics does not have any obligation to provide Loans to Brista Corp. and may do so only if he wishes.

4.

Mr. Levaskovics has provided office space free of charge to Brista Corp. Mr. Levaskovics agreed to rent it for as long as needed. There are no any conditions to the use of the space.